Exhibit 3.1



CTC COMMUNICATIONS GROUP, INC.

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
AND OTHER SPECIAL RIGHTS OF 8.25% SERIES B
CONVERTIBLE PREFERRED STOCK AND
QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS THEREOF

8.25% Series B Convertible Preferred Stock

Pursuant to Section 151 of the General Corporation Law of the State of
Delaware

CTC Communications Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Corporation in one or more series and the Board of Directors has duly approved and adopted the following resolution on March 21, 2000 (the "Resolution"):

          RESOLVED that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of a series of the preferred stock of the Corporation, par value $1.00 per share (such preferred stock designated as the "Series B Convertible Preferred Stock"), consisting of 200,000 shares and having the powers, designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

1. Number and Designation. Two hundred thousand (200,000) shares of the Preferred Stock of the Corporation shall constitute a series designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock").

2. Definitions. Unless the context otherwise requires or unless otherwise defined herein, when used herein the following terms shall have the meanings indicated.

"Accreted Value" means, with respect to one share of Series B Preferred Stock, the amount equal to $1,000.00 plus the amount of any dividends added to the Accreted Value in accordance with Section 4.2 (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification, or other similar event involving the Series B Preferred Stock).

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than holders of the Series B Preferred Stock becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the Corporation or (b) the Corporation consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into the Corporation, in any such event pursuant to a transaction in which the holders of the outstanding voting stock of the Corporation immediately prior to such transaction hold less than 50% of the outstanding voting stock of the surviving or transferee company or its parent company immediately after such transaction or immediately after such transaction any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than holders of the Series B Preferred Stock is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the surviving or transferee company or its parent company or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or whose nomination was made by the holders of the Series B Preferred Stock) cease for any reason to constitute a majority of the Board of Directors then in office other than pursuant to provisions of the Purchase Agreement relating to nomination, election, resignation or removal of directors under certain circumstances described therein; provided, however, that a "Change of Control" shall not include a transfer of all or substantially all of the assets of the Corporation to one or more wholly owned subsidiaries or any merger or consolidation of the Corporation immediately after which holders of the outstanding voting stock of the Corporation immediately prior to such transaction hold 50% or more of the outstanding voting stock of the surviving company or its parent company.

"Closing Date" shall have the meaning given such term in the Purchase
Agreement.

"Current Market Value" means the average of the daily Market Prices of the Common Stock for ten consecutive trading days immediately preceding the date for which such value is to be determined.

"Liquidation Preference" means, at a given time with respect to one share of Series B Preferred Stock, the Accreted Value as of such time, plus all dividends, whether or not earned or declared, accrued since the end of the previous Dividend Period.

"Market Price" means, with respect to the Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq Stock Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so traded, but not so quoted, the average of the last bid and ask prices, as those prices are reported on the Nasdaq Stock Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors of the Corporation.

"Purchase Agreement" means the Series B Preferred Stock Purchase
Agreement dated as of March 22, 2000 among the Corporation and the purchasers named therein.

3.   Rank.

3.1. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and to each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Stock"); (ii) on a parity with each class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

3.2.   The respective definitions of Senior Stock, Junior
Stock and Parity Stock shall also include any rights or options exercisable or exchangeable for or convertible into any of the Senior Stock, Junior Stock and Parity Stock, as the case may be.

3.3. The Series B Preferred Stock shall be subject to the creation of Junior Stock, Parity Stock and Senior Stock, to the extent not prohibited hereby.

4.   Dividends.

4.1.   Holders of the outstanding shares of Series B
Preferred Stock will be entitled to receive dividends on each share of the Series B Preferred Stock, when and if declared by the Board of Directors, out of funds legally available therefor, at a rate per annum equal to 8.25% of the Liquidation Preference from the date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (unless such day is not a business day, in which event such dividends shall be payable on the next succeeding business day) (each such date being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"), commencing on June 30, 2000. Each such dividend shall be payable to the holders of record of shares of the Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on the corresponding Record Date. As used herein, the term "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed as the record date by the Board of Directors. Dividends, whether or not declared, will accumulate until declared and paid.

4.2. Any dividend on the Series B Preferred Stock shall be, at the option of the Corporation, payable (a) in cash or (b) if cash dividends are not declared by the Board of Directors and paid to the holders of the outstanding shares of Series B Preferred Stock on or before each Dividend Payment Date, the Accreted Value for each share of Series B Preferred Stock automatically shall increase by an amount equal to the Applicable Percentage multiplied by the Accreted Value as of the immediately preceding Dividend Payment Date; provided, however, that, with respect to any Dividend Payment Date occurring prior to the third anniversary of the Closing Date, all such dividends shall be paid as described in clause (b). As used herein, the "Applicable Percentage" for each full Dividend Period for the Series B Preferred Stock shall be 2.0625%. The Applicable Percentage for the initial Dividend Period, or any other period shorter than a full period, shall be computed on the basis of a per annum rate of 8.25% and the actual number of days elapsed over a 360-day year.

4.3. All dividends paid with respect to shares of the Series B Preferred Stock shall be paid pro rata to the holders thereof entitled thereto.

4.4. If accrued dividends on the Series B Preferred Stock for all prior periods have not been paid in full or added to the Accreted Value pursuant to Section 4.2(b), then any dividend declared on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series B Preferred Stock and such Parity Stock and if dividends on any Parity Stock are due and payable and have not been paid in full, then any dividend declared on the Series B Preferred Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series B Preferred Stock and such Parity Stock.

4.5. So long as any shares of Series B Preferred Stock are outstanding, if the Corporation pays a dividend or distribution on the Common Stock (other than dividends or distributions payable solely in Common Stock) then at the same time the Corporation shall declare and pay a dividend on each share of Series B Preferred Stock of the type and in the amount equal to the dividends that would be paid with respect to a share of Series B Preferred Stock if converted by the holder thereof into Common Stock on the date established as the record date with respect to such dividend on the Common Stock.

5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and subject to the rights of holders of Senior Stock and Parity Stock, each holder of Series B Preferred Stock shall be entitled to be paid, before any distribution is made on any Junior Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the greater of (a) the Liquidation Preference as of the date fixed for liquidation, dissolution or winding-up for each share of Series B Preferred Stock held by such holder, or
(b) an amount for each share of Series B Preferred Stock held by such holder equal to the Current Market Value of the number of shares of Common Stock into which a share of Preferred Stock could be converted by such holder as of the date fixed for liquidation, provided that in case of (a) or (b) if such liquidation, dissolution or winding-up occurs prior to the third anniversary of the Closing Date, the Accreted Value for each such share shall be deemed to include dividends that would have accrued on such share from the date of such liquidation, dissolution or winding-up through the third anniversary of the Closing Date. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, there are not sufficient assets to pay the amounts payable with respect to the Series B Preferred Stock and all Parity Stock in full, the holders of Series B Preferred Stock and the holders of Parity Stock will share ratably (in proportion to the other amounts that would be payable on such shares of Series B Preferred Stock and the Parity Stock, respectively, if all amounts payable thereon had been paid in full) in any distribution of assets of the Corporation to which each is entitled. After payment of the full amount contemplated by the first sentence of this Section 5, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this Section 5, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

6.   Redemption.

6.1.    On and after the fifth anniversary of the Closing
Date, subject to the conversion rights set forth in Section 8, to the extent the Corporation shall have funds legally available for such payment, the Corporation may redeem at its option shares of Series B Preferred Stock, at any time in whole or from time to time in part, at a redemption price per share equal to the greater of (a) the Liquidation Preference, and (b) the Current Market Value of the number of shares of Common Stock into which a share of Preferred Stock could be converted by the holder on the date fixed for redemption.

6.2. To the extent the Corporation shall have funds legally available for such payment, on the tenth anniversary of the Closing Date the Corporation shall redeem all outstanding shares of the Series B Preferred Stock, if any (other than shares of Series B Preferred Stock with respect to which the holder thereof has waived the redemption requirement set forth in this Section 6.2) at a redemption price per share equal to the greater of (a) the Liquidation Preference as of such date, and (b) the Current Market Value of the number of shares of Common Stock into which a share of Preferred Stock could be converted by the holder as of such date, which redemption price shall be payable, at the Company's option, (1) in cash or (2) in shares of Common Stock, which shares shall be valued at (x) 95% of the average of the daily Market Prices of the Common Stock for twenty consecutive trading days immediately preceding the redemption date in the case of redemptions pursuant to clause (a) and (y) 100% of the average of the daily Market Prices of the Common Stock for twenty consecutive trading days immediately preceding the redemption date in the case of redemptions pursuant to clause (b).

6.3. Promptly following the occurrence of a Change of Control, the Corporation shall notify (a "Change of Control Notice") the holders of the Series B Preferred Stock of such occurrence. Within thirty days after the Corporation sends a Change of Control Notice, each holder of shares of Series B Preferred Stock shall have the option to either (a) to the extent the Corporation shall have funds legally available therefor, to require the Corporation to redeem such holder's shares of Series B Preferred Stock, or such portion thereof as may be determined by such holder, at a redemption price per share in cash equal to the Liquidation Preference as of the date of the Change of Control (which date shall be the redemption date for purposes hereof) or (b) convert such holder's shares of Series B Preferred Stock, or such portion thereof as may be determined by such holder, as set forth in Section 8.1 into shares of Common Stock (or into a corresponding number of the type of security into which shares of Common Stock are converted in such Change of Control); provided, however, that the Accreted Value for each share of Series B Preferred Stock tendered for redemption or conversion shall include, in addition to accrued and unpaid dividends through the date fixed for redemption or conversion, dividends which would have accrued from such date to the third anniversary of the Closing. Any election pursuant to clause (a) or (b) must be made by written notice delivered to the offices of the Corporation, accompanied by certificates representing the shares to be redeemed or converted, within thirty days following the mailing of the Change of Control Notice. Such notice shall be signed by the holder of the shares to be redeemed or converted and must specify the number of shares to be redeemed or converted.

6.4. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

6.5. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to Section 6.2 or shares of Series B Preferred Stock surrendered for redemption pursuant to Section 6.3 (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series B Preferred Stock shall not be fully discharged, the Corporation shall not (i) declare or pay any dividend or distribution with respect to, or directly or indirectly, redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series B Preferred Stock and except for dividends on Parity Stock which are payable solely in additional shares of or by the increase in the liquidation value of Parity Stock, in each case, pursuant to the terms thereof) or (ii) declare or pay any dividend or distribution with respect to, or directly or indirectly redeem, purchase, or otherwise acquire, any Junior Stock, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock (other than a redemption, purchase or other acquisition of shares of Common Stock made pursuant to an employee incentive or benefit plan or arrangement of the Corporation or any subsidiary or other agreement or arrangement between an employee and the Corporation or any subsidiary approved by the Board of Directors or any committee thereof and other than dividends on Junior Stock which are payable solely in additional shares of or by the increase in the liquidation value of Junior Stock, in each case, pursuant to the terms thereof).

7.   Procedure for Redemption.

7.1. In the event that fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded to the nearest whole share).

7.2. In the event the Corporation shall redeem shares of Series B Preferred Stock pursuant to Section 6.1 or 6.2, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; and
(iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

7.3. Notice having been received by the Corporation as set forth in Section 6.3 or having been mailed by the Corporation as set forth in Section 7.2, from and after the redemption date, dividends on the shares of Series B Preferred Stock so called pursuant to Sections
6.1 or 6.2 or surrendered for redemption pursuant to Section 6.3 shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

8.   Conversion.

8.1. Subject to the provisions of this Section 8, the holders of the shares of Series B Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all outstanding shares (and fractional shares) of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series B Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio as of any date shall be an amount equal to (a) the Liquidation Preference at such date divided by (b) $50.00, subject to adjustment from time to time pursuant to Section 8.10 hereof. As used herein, "Conversion Price" shall mean, at any given time, the amount determined by dividing the Liquidation Preference by the Conversion Ratio in effect at such time. Notwithstanding any call for redemption pursuant to Section 6.1, the right to convert shares so called for redemption shall terminate at the close of business on the date immediately preceding the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

8.2. If at any time (a) the average Market Price of the Common Stock for a period of 30 consecutive trading days equals or exceeds 200% of the Conversion Price or(b) there are outstanding fewer than 15% of the number of shares of Series B Preferred Stock issued on the Closing Date, then the Corporation shall have the right to cause each share of the Series B Preferred Stock to convert into a number of shares of Common Stock equal to the Conversion Ratio, subject to adjustment pursuant to Section 8.10; provided, however, that if such conversion pursuant to clause (a) is to occur prior to the third anniversary of the Closing Date, the Accreted Value for each share of Series B Preferred Stock to be converted shall include, in addition to accrued and unpaid dividends through the date fixed for conversion, dividends which would have accrued from such date to the third anniversary of the Closing Date. The Corporation shall exercise such right by sending written notice of such exercise to the holders of the Preferred Stock.

8.3. In order to exercise the conversion privilege set forth in Section 6.3 or 8.1, the holder of the shares of Series B Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax. Upon any conversion of Series B Preferred Stock pursuant to Section 8.2, the Corporation will notify the holders of the Series B Preferred Stock of such conversion as set forth in Section 8.2 and each holder shall surrender to the Corporation the shares formerly representing Series B Preferred Stock.

8.4. As promptly as practicable after the surrender by the holder of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder
(a) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of Section 6.3 or this Section 8, (b) any cash adjustment required pursuant to Section 8.9, and (c) in the event of a conversion in part, a certificate or certificates for the whole number of Preferred Shares not being so converted.

8.5. Each conversion pursuant to Section 6.3 shall be deemed to have been effected as of the date of the Change of Control; each conversion pursuant to Section 8.1 shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid; and each conversion pursuant to Section 8.2 shall be deemed to have been effected on the date the notice described in Section 8.2 is sent to the holders of the Series B Preferred Stock; and in any such case the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of whole shares of Common Stock as set forth in
Section 6.3, 8.1 or 8.2, as the case may be. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly and validly issued, fully paid and non-assessable. Upon the surrender of certificates representing the shares of Series B Preferred Stock to be converted, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 8 and a certificate or certificates representing the shares of Series B Preferred Stock not converted.

8.6. Upon delivery to the Corporation by a holder of shares of Series B Preferred Stock of a notice of election to convert, the right of the Corporation to redeem such shares of Series B
Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid.

8.7. The Corporation covenants that it will at all times reserve such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversions of the Series B Preferred Stock.

8.8. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

8.9. In connection with the conversion by a holder of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be required to be issued to such holder, but instead the Corporation shall pay to such holder cash in lieu of any fractional portion of one share resulting from the calculation of the number of shares of Common Stock (with all shares of Series B Preferred Stock being converted by a holder being aggregated for the purpose of such calculation) in an amount equal to such fraction multiplied by the Market Price per share of Common Stock on the business day immediately preceding the date on which such shares of Series B Preferred Stock are deemed to have been converted.

8.10.   Adjustment of Conversion Ratio.

8.10.1. In case the Corporation shall at any time after the date of issue of the Series B Preferred Stock (a) declare a dividend or make a distribution on Common Stock payable in Common Stock, (b) subdivide or split the outstanding Common Stock, (c) combine or reclassify the outstanding Common Stock into a smaller number of shares, (d) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (e) consolidate with, or merge with or into, any other Person, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause
(c), (d) or (e) above) which, if this Series B Preferred Stock had been converted immediately prior to such time pursuant to
Section 8.1, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

8.10.2. In case the Corporation shall issue or sell any rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock (other than such securities issued (A) pursuant to the Corporation's existing or future stock option plans or pursuant to any other existing or future Common Stock-related director or employee compensation plan or arrangement of the Corporation approved by the Board of Directors or any committee thereof, (B) as consideration for the acquisition of a business or of assets, but only to the extent the aggregate consideration for all such acquisitions consummated after the Closing Date, for which the consideration per security determined as set forth below is less than the Conversion Price on the date of the relevant issuance, does not exceed $200,000,000, (C) to the Corporation's joint venture partners in exchange for interests in the relevant joint venture, (D) issued in connection with issuances of debt registered under the Securities Act of 1933, as amended, or in a transaction not requiring registration pursuant to Rule 144A thereunder or (E) upon exercise or conversion of any security the issuance of which caused an adjustment under Section 8.10.1,
8.10.3 or 8.10.4 hereof or the issuance of which did not require adjustment thereunder), without consideration or for a consideration per share of Common Stock determined by dividing
(i) the number of shares of Common Stock issuable upon exercise or conversion of such rights, options, warrants or other securities into (ii) the sum of (x) the consideration paid by the holders thereof as consideration therefor and (y) the consideration payable by the holders thereof to exercise or convert which is less than the Conversion Price on the date of such issuance, the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) and the number of additional shares of Common Stock issuable on exercise or conversion, and (2) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) and (y) the number of shares of Common Stock which the aggregate consideration paid by the holders thereof for the total number of additional shares of Common Stock issuable on exercise or conversion (such consideration to include both the consideration paid by the holders thereof for all such securities and the additional consideration payable by the holders thereof on exercise or conversion of such securities) would purchase at the Conversion Price on the date of such issuance. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors.

8.10.3. In case the Corporation shall issue or sell any Common Stock (other than Common Stock issued (A) pursuant to the Corporation's existing or future stock option plans or pursuant to any other existing or future Common Stock-related director or employee compensation plan or arrangement of the Corporation approved by the Board of Directors or any committee thereof, (B) as consideration for the acquisition of a business or of assets, but only to the extent the aggregate consideration for all such acquisitions consummated after the Closing Date, for which the consideration per share is less than the Conversion Price on the date of the relevant issuance, does not exceed $200,000,000, (C) to the Corporation's joint venture partners in exchange for interests in the relevant joint venture, (D) issued in connection with issuances of debt registered under the Securities Act of 1933, as amended, or in a transaction not requiring registration pursuant to Rule 144A thereunder, (E) upon conversion of the Series B Preferred Stock, (F) upon exercise of conversion of any security outstanding as of the Closing Date or (G) upon exercise or conversion of any security the issuance of which caused an adjustment under Section 8.10.1, 8.10.2 or 8.10.4 hereof or the issuance of which did not require adjustment thereunder), without consideration or for a consideration per share paid by the holders thereof which is less than the Conversion Price on the date of such issuance, the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) and the number of additional shares of Common Stock to be issued or sold and (2) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) and (y) the number of shares of Common Stock which the aggregate consideration paid by the holders thereof for the total number of additional shares of Common Stock so issued or sold would purchase at the Conversion Price on the date of such issuance. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors.

8.10.4.   In case the Corporation shall redeem or
repurchase Common Stock (other than Common Stock issued pursuant to the Corporation's existing or future stock option plans or pursuant to any other existing or future Common Stock-related director or employee compensation plan or arrangement of the Corporation approved by the Board of Directors or any committee thereof) for a consideration per share greater than the Current Market Value on the date of such redemption or repurchase (the amount of such consideration per share in excess of such Current Market Value is referred to as the "Excess Consideration"), the Conversion Ratio to be in effect after such redemption or repurchase shall be determined by multiplying the Conversion Ratio in effect immediately prior to such redemption or repurchase by a fraction, (1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) and (2) the denominator of which shall be the difference of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (assuming the exercise or conversion of securities exercisable for or convertible into Common Stock) minus (y) the number of shares of Common Stock which the aggregate Excess Consideration for the total number of shares of Common Stock so redeemed or repurchased would purchase at the Current Market Value on the date of such redemption or repurchase.

8.10.5. No adjustment to the Conversion Ratio pursuant to Sections 8.10.1, 8.10.2, 8.10.3 or 8.10.4 above shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio. No adjustment to the Conversion Ratio pursuant to Sections 8.10.1, 8.10.2,
8.10.3 or 8.10.4 above shall be required in connection with the issuance of any security, or the issuance of any security issued upon conversion or exchange of any security, issued as a distribution in accordance with Section 4.5. All calculations under this Section 8.10 shall be made to the nearest four decimal points.

8.10.6. All adjustments pursuant to this Section 8.10 shall be notified to the holders of the Series B Preferred Stock and such notice shall be accompanied by a schedule of computations of the adjustments.

9.   Voting.

9.1. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of this Certificate of Designation, the shares of the Series B Preferred Stock shall vote together with the shares of the Corporation's Common Stock and any other shares of the Corporation's stock which, by its terms, is entitled to vote together with the Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes for the Series B Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation's Common Stock issuable upon conversion of all shares of Series B Preferred Stock held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

10. General Provisions. (a) The term "person" as used herein means any corporation, limited liability Corporation, partnership, trust, organization, association, other entity or individual.
     (b) The term "outstanding," when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

     (c) The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     (d) The holders of a majority of the outstanding shares of Series B Preferred Stock may waive compliance by the Corporation with any provision of, or a breach by the Corporation of any provision of, this Certificate of Designation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by _______________, [TITLE] of the Corporation, this __ day of _______, 2000.



                              CTC COMMUNICATIONS GROUP, INC.



                              By______________________________
Name:
Title